Exhibit (h)(3)

TRANSFER AGENCY AND

CALL CENTER SERVICES AGREEMENT

This Transfer Agency and Call Center Services Agreement (this “Agreement”) dated and effective as of August 12, 2013, is by and among each management investment company identified on Exhibit A attached hereto (each a “Company” and, collectively, the “Companies”), severally and not jointly, each Company acting for and on behalf of such series or portfolios as are currently authorized and issued by the Company and may be authorized and issued by the applicable Company in the future subsequent to the date of this Agreement and listed on Exhibit A and GE Stock IRA (“GE Stock IRA” or “GE Stock IRA Accounts”, and collectively with the Companies, the “GE Parties”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, each Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing transfer agency, call center and blue sky administration services for the benefit of its customers;

WHEREAS, both USBFS and the Companies shall use commercially reasonable efforts to adopt and implement a plan to transition the transfer agency, call center and blue sky administration services to USBFS on or about November 1, 2013; and

WHEREAS, the GE Parties desire to retain USBFS to provide transfer agency, call center and blue sky administration services to the GE Stock IRA Accounts and each series or portfolio of a Company listed on Exhibit A hereto (as amended from time to time) (hereinafter referred to each as a “Fund”, collectively the “Funds” or “GE Product”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS

The GE Parties hereby appoint USBFS as transfer agent of the Companies and the GE Stock IRA Accounts on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

A.	USBFS shall provide transfer agency, call center and blue sky administration services described in more detail in Exhibits B and C attached hereto (the “TA and Call Center Services”) to the Funds and GE Stock IRA Accounts, as applicable, listed in Exhibit A attached hereto.

B.	With respect to such blue sky administration services more fully described in Exhibit C attached hereto, USBFS shall provide the total number of shares of each Fund sold in each state to enable the Companies to monitor such sales for blue sky purposes; provided that the Companies, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state unless such violation is the result of USBFS’s breach of its standard of care for which it would be liable under Section 13 of this Agreement.

C.	USBFS shall appoint a transition manager dedicated to the Companies and the Funds during the transitioning of the TA and Call Center Services to USBFS.

D.	Following the transition of TA and Call Center Services to USBFS, USBFS shall provide a day-to-day project manager who will act as the point person for the Companies and the GE Stock IRA Accounts for all TA and Call Center Services.

E.	The GE Parties will have the right, upon reasonable notice to USBFS of not less than 90 days, to request changes to one or more members of the client services team providing TA and Call Center Services to the extent the GE Parties are not reasonably satisfied with the TA and Call Center Services.

F.	USBFS shall reimburse the Fund(s) for losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing procedures set forth in Exhibit D attached hereto.

G.	USBFS shall provide the services as more fully described in Exhibit H attached hereto, regarding filing of a Currency Transaction Report, FinCEN Section 314(a) Information Requests and Suspicious Activity Report Services.

3.	Service Level Documents

A.	GE Parties and USBFS may from time to time, in good faith, agree on certain performance measures by which USBFS is expected to provide the TA and Call Center Services (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information

B.	With respect to any existing or additional Services, USBFS and GE Parties will mutually determine whether the associated service will be designated as a critical service or element for which satisfactory performance by USBFS is critical (a “Critical Service”). The parties agree that each of the services identified on Exhibit E hereto will be considered a Critical Service.

C.	USBFS’s performance with respect to any service that will become a Critical Service will not be considered before the effective date of becoming a Critical Service for the purpose of determining termination events or rights hereunder.

4.	Service Benchmarks

Commencing as of the effective date of this Agreement, the Services shall be provided by USBFS and received by GE Parties in accordance with certain documented key service benchmarks (the “Service Benchmarks”) that are mutually agreed to and reflected within the Service Level Document. USBFS agrees to monitor and measure its performance of the Service Benchmarks, and USBFS agrees to provide monthly reporting to GE Parties in such form as agreed upon from time to time by the parties.

5.	Additional Services to be Provided by USBFS

A.	If any GE Party so elects, by including the service it wishes to receive in the fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

•	Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit F)

Both the GE Parties and USBFS hereby acknowledge that exhibits are an integral part of this Agreement and that such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in the above Exhibits, the terms of Exhibits shall control.

B.	USBFS shall allow the Companies access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Companies to access MFx services by supplying the Companies with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Companies only as necessary to access MFx services pursuant to this Agreement. The Companies shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Companies hereby understand that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Companies of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Companies hereby acknowledge that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Companies acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Companies in verifying the accuracy of any of the information made available to the Companies through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 20 hereof, the Companies shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.	Lost Shareholder Due Diligence Searches and Servicing

USBFS shall perform, or engage an outside vendor to perform, such services as are required in order to comply with Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Lost Shareholder Rule”), including, but not limited to, those set forth below.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)	preparation and submission of data required under the Lost Shareholder Rule.

If a shareholder remains lost and the shareholder’s account remains unresolved after completion of the mandatory Rule 17Ad-17 search, the Companies may but are not required to separately engage a vendor to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Companies hereby acknowledge that USBFS is not a party to these arrangements with other vendors and USBFS does not receive any revenue sharing or other fees relating to these arrangements.

7.	Anti-Money Laundering

To the extent the other provisions of this Agreement require USBFS to establish, maintain and monitor accounts of investors in the Funds and GE Stock IRA Accounts consistent with securities laws and other statutes, USBFS shall perform reasonable actions necessary to help the GE Parties be in compliance with Section 352 of the USA PATRIOT Act, as follows:

(i)	USBFS shall establish and implement written internal policies, procedures and controls reasonably designed to help prevent the GE Parties from being used to launder money or finance terrorist activities (the “USBFS AML Program”);

(ii)	provide for independent testing, by an employee who is not responsible for the operation of the USBFS AML Program, or by an outside third-party vendor, of USBFS’s established policies and procedures as described in subsection (i) above;

(iii)	designate a person or persons responsible for implementing and monitoring the operation and internal controls of the USBFS AML Program;

(iv)	provide ongoing training of USBFS personnel relating to the USBFS AML Program; and

(v)	provide certified annual and quarterly reports of the USBFS AML Program monitoring.

Upon the reasonable request of the GE Parties, USBFS shall provide to the GE Parties: (x) a copy of the USBFS AML Program written policies and procedures (it being understood such information is to be considered confidential and treated as such, and afforded all protections provided to confidential information under this Agreement); (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the USBFS AML Program training provided for appropriate personnel.

USBFS agrees to permit inspections relating to the USBFS AML Program by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the USBFS AML Program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or sections other than Section 352) or regulations promulgated thereunder.

8.	Customer Identification Program Services

In order to assist the GE Parties comply with their Customer Identification Program (“CIP”) requirements under Section 326 of the USA PATRIOT Act, USBFS shall perform the following:

(i)	Implement procedures under which new accounts for the Companies, Funds and GE Stock IRA Accounts are not established unless USBFS has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131);

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which USBFS may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which USBFS personnel perform enhanced due diligence to verify the identities of Customers, the identities of whom were not successfully verified through the first-level (which will typically be in reliance on results obtained from an information vendor) verification process(es);

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1 03.131(b)(3);

(iv)	Regularly report to the GE Parties about measures taken under (i)-(iii) above; and

(v)	If USBFS provides services by which prospective Customers may subscribe for Shares via the internet or telephone, work with the GE Parties to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the GE Parties’ CIP.

Notwithstanding anything to the contrary, and without expanding the scope of the express language above, USBFS need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, USBFS will not verify customers opening accounts through NSCC or customers exchanging shares by redeeming shares from one Fund and using the proceeds to purchase shares of another Fund) and USBFS need not perform any task that need not be performed for the Companies, Funds and the GE Stock IRA Accounts to be in compliance with relevant regulation.

9.	Red Flag Rule and Identity Theft Prevention Program

USBFS represents that it complies, and will continue to comply, with the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth, 201 CMR 17.00, promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation and the Red Flag Rules under the applicable provisions of the Fair and Accurate Credit Transactions ACT of 2003 (the “Standards”), and has developed, and will continue to maintain, a comprehensive information security program to protect personal information (the “Identity Theft Prevention Program”) that complies with the Standards. On an annual basis, USBFS agrees to certify to the GE Parties that it maintains the Identity Theft Prevention Program which complies with the Standards.

USBFS also agrees to provide to the GE Parties:

(i)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Identity Theft Prevention Program, evidence identity theft activities in connection with a GE Product or any shareholders thereof;

(ii)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Identity Theft Prevention Program, to be engaged in identity theft activities, provided that the GE Parties agree not to communicate this information to the customer;

(iii)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’ Identity Theft Prevention Program on behalf of the GE Parties;

(iv)	Prompt written notification of any action taken in response to identity theft activity as described in (i), (ii) or (iii); and

10.	Fees

A.	A fee schedule for the TA and Call Center Services is set forth on Exhibit G attached hereto and is referred to as the “Rate Card”. Both USBFS and the GE Parties agree that other than the rates given under the Rate Card, the GE Parties will not be assessed any additional charges with respect to the performance of the TA and Call Center Services provided by USBFS unless mutually agreed to in writing by the parties.

B.	USBFS agrees that it will bear the costs for all system upgrades or changes that would be required for USBFS to perform the TA and Call Center Services in accordance with the terms of this Agreement. However, to the extent that significant regulatory changes, significant legal changes, or changes in the Companies’ service elections necessitate significant system upgrades or changes or significant changes to the services outlined in Exhibit B, and if USBFS elects to provide such services or arrange for their provisions, USBFS shall be entitled to additional fees and expenses as agreed to by the GE Parties and USBFS.

C.	USBFS agrees to bear all of its own reasonable costs associated with the transitioning of the TA and Call Center Services to USBFS and the implementation of all programs and systems related to the transitioning of such services.

D.	USBFS represents and agrees that the pricing set forth on the Rate Card is, in aggregate, no less favorable overall than the pricing applicable to any other third-party funds with aggregate number of accounts that are comparable to the aggregate number of accounts of the Funds for comparable TA and Call Center Services, viewed separately or together. USBFS further agrees that if it offers or agrees to provide comparable TA and Call Center Services, or both, to any other third-party funds with aggregate number of accounts that are comparable to the aggregate number of accounts of the Funds, then it will notify the GE Parties accordingly and automatically implement a reduction in the fees specified in the Rate Card then applicable to the Funds.

E.

Proposed fees for the blue sky administration services are set forth on Exhibit G attached hereto. The Companies shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Companies shall notify USBFS in writing within 30 calendar days following receipt of the invoice if the Companies are disputing any amounts in good faith. The Companies shall pay such disputed amounts within 15 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Companies are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1⁄2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Companies to USBFS shall only be paid out of assets and property of the particular Fund(s) involved.

F.	USBFS shall provide one invoice with the funds broken down individually to the Funds listed on Exhibit A, and that such invoice will clearly identify specific services performed by USBFS with respect to the Funds.

11.	Representations and Warranties

A.	The Companies hereby represent and warrant to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	Each Company is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	Upon ratification by the applicable governing board of each Company, this Agreement will be duly authorized, executed and delivered by the Companies in accordance with all requisite action and will constitute a valid and legally binding obligation of the Companies, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	Each Company is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	Each Company’s registration statement under the 1940 Act, as applicable, and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement.

B.	USBFS hereby represents and warrants to the Companies, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	It will maintain an appropriate level of errors and omissions or professional liability insurance coverage;

(5)	It will maintain mutual fund and GE Stock IRA order tickets or memoranda for orders placed for trades in the accounts of the Funds and GE Stock IRA Accounts in an electronic format that is non-re-writeable and non-erasable, and which meets the requirements of Rule 17a-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(6)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement and such duties and obligation will be provided in a professional and workmanlike manner; and

(7)	It is a registered transfer agent under the Exchange Act and such registration will remain in effect for the duration of this Agreement.

12.	Insurance.

USBFS shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the USBFS under this Agreement. Upon the GE Parties’ reasonable request, the USBFS shall furnish to the GE Parties a summary of the applicable insurance coverage.

13.	Standard of Care, Liability for Services, Indemnification.

A.	In performing the TA and Call Center Services, USBFS shall exercise care, prudence and diligence, and shall act in good faith and without negligence.

B.	USBFS shall be kept indemnified by and without liability to any GE Product, separately with respect to each GE Product, for any action taken or omitted by it in good faith without negligence and in compliance with applicable law, including, without limitation, acting in accordance with any Proper Instruction (to be defined as the following: any written instruction provided to USBFS by any duly authorized officer of the Companies, as approved by the Board (as hereinafter defined)).

C.	USBFS shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise directly out of USBFS’ willful misconduct, bad faith, fraud, negligence, violation of law or material breach of this Agreement.

Except as may arise from USBFS’ own negligence, bad faith, fraud or willful misconduct or the negligence, bad faith, fraud or willful misconduct of an agent, USBFS shall be without liability to any Fund for any loss, liability, claim or expense resulting from or caused by (i) the actions or activities of any other party, including other service providers; (ii) USBFS’ performance of TA and Call Center Services in reliance upon records that were maintained for a Fund by entities other than USBFS before the effective date of this Agreement; (iii) a Fund’s disqualification as a regulated investment company; and (iv) a Fund’s non-compliance with any federal or state tax or securities statute, regulation or ruling.

USBFS shall indemnify the Companies, GE Stock IRA and each Fund or GE Product and their affiliates, directors, officers and agents against all loss, damage, liability, cost or expense (including reasonable attorneys’ fees) (“Losses”) incurred by any of them and arising directly from a claim against such covered party brought by a third party as a direct result, and to the extent, of USBFS’ failure to exercise its standard of care, including its negligence, fraud, bad faith, willful misconduct, violation of law or material breach of this Agreement, provided, that such indemnity would not apply to any Losses to the extent arising out of such covered party’s own willful misconduct, bad faith, fraud, negligence or failure to meet its obligations under this Agreement.

D.	Each GE Product (or Company on its behalf if applicable), severally and not jointly, shall indemnify USBFS and its affiliates, directors, officers and agents against all loss, damage, liability, cost or expense (including reasonable attorneys’ fees) (“Losses”) incurred by any of them and arising directly from a claim against such covered party brought by a third party as a direct result, and to the extent, of such Company’s, Fund’s or GE Product’s failure to exercise its standard of care, including its negligence, fraud, bad faith, willful misconduct, violation of law or material breach of this Agreement, provided, that such indemnity would not apply to any Losses to the extent arising out of such covered party’s own willful misconduct, bad faith, fraud, negligence or failure to meet its obligations under this Agreement. Each GE Product’s indemnity obligation under this Section 13.D shall be separate, and not joint, and only with respect to Losses specifically caused by only that GE Product.

In connection with any indemnification provided pursuant hereto, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a third party claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Within fifteen (15) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense; otherwise, it shall be deemed to have accepted and agreed to indemnify the claim.

The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the reasonable consent of the indemnified party) as long as the indemnifying party conducts a good faith and diligent defense. The indemnified party shall have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel. The indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. The indemnified party shall use reasonable efforts to mitigate any Loss for which the indemnifying party may be liable under its indemnification.

USBFS will be responsible, in accordance with the standard of care required of it under this Agreement, for taking such actions in accordance with the materiality standards set forth in this Section 13 of the Agreement, as may be necessary to correct errors in a Fund that result directly from USBFS’ error, negligence, fraud, bad faith or willful misconduct in the performance of responsibilities under this Agreement. If USBFS is responsible for correcting an error with respect to a Fund which is not remedied through reprocessing as provided in this Section 13 of the Agreement, USBFS agrees that it will be responsible for compensating the Fund for amounts necessary to remedy such errors.

No party to this Agreement shall be liable to the other parties for indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to any damages or claims arising out of or relating to that party’s fraud or willful misconduct.

The indemnity and defense provisions set forth in this Section 13, and in Exhibit F, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

Materiality: This policy is primarily intended for errors discovered in previously calculated net asset values (NAV). Upon discovery of an error for a Fund, USBFS will review to determine if it is material and requires further investigation. For purposes of the Definitive Agreement, an error is material if it is equal to or greater than one-half cent per share. Specifically, if the revised NAV results in a difference of one-half cent per share, then further investigation is necessary. If the revised NAV is less than one-half cent per share, then it is not material and no further investigation is necessary. The original NAV is still appropriate and transactions do not need to be reprocessed.

Reprocessing/Payment: If an error is identified that is negative and equals or exceeds the above materiality threshold, then USBFS will promptly contact the Fund. USBFS will work with the Fund to determine whether there has been any material impact on the NAV of the Funds, and what further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s) and USBFS reprocessing, at its expense (assuming USBFS error), all affected transactions in the Fund that took place during the period, and/or a payment by USBFS to the Fund for the amount of such loss. The Companies agree to work in good faith with USBFS to determine what actions should be taken. When an error is deemed material, and the Fund and USBFS agree that accounts should be reprocessed, USBFS will reprocess accounts to correct the error using the corrected NAV. USBFS will summarize the correction activity and report to the Fund as soon as possible after reprocessing is completed or payment is made to the Fund.

14.	Subcontracting

USBFS agrees to provide the GE Parties with at least 45 days’ prior written notice before USBFS subcontracts any services required to be provided by USBFS under the Agreement to any affiliated or unaffiliated entities or personnel outside of the United States, together with USBFS’ written assurances that the proposed subcontracting would not diminish the quality or timeliness of those service, subject to the further requirement that USBFS shall be fully responsible to the GE Parties for the acts and omissions of any such affiliated or unaffiliated subcontractors as USBFS is for its own acts and omissions.

15.	Data Necessary to Perform Services

The Companies or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

16.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Companies, Funds and GE Stock IRA Accounts all records and other information relative to the GE Parties and prior, present, or potential shareholders of the GE Parties (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the GE Parties, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the GE Parties. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the GE Parties or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Companies pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Companies and its shareholders.

Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Companies, Funds and GE Stock IRA Accounts obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement; any such disclosure will be made only upon written approval of the GE Parties prior to sharing such information, and shall be limited to disclosure only of the data necessary to accomplish the required function. Disclosure shall otherwise be permitted only in accordance with law or regulation.

The confidentiality undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

USBFS represents and warrants to the GE Parties that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to the term, words or initials “GE,” “GEAM,” “GE Asset Management,” “GEID,” “GE Investment Distributors” or “General Electric,” or to any derivative or confusingly similar name, or refer to or use any trade name or trademark owned or licensed by the General Electric Company or its affiliates including but not limited to the distinctive GE circular logo or slogans, in any disclosure, offering, advertising or marketing materials, subject to the following exceptions: (a) with the GE Parities’ prior written approval of material or forms of advertising or disclosure including those intended for repeated use, after a reasonable opportunity to review the proposed use or form, or (b) to the limited extent required by rule, regulation or upon the request of a governmental authority.

In accordance with Exhibit I (GE’s Third Party Security Guidelines), USBFS confirms that it will comply with the requirements contained therein.

17.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the GE Parties, but not inconsistent with the rules and regulations of appropriate government authorities and federal regulations, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the GE Parties and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and federal regulations, and will be promptly surrendered to the GE Parties or their designee on and in accordance with its request.

18.	Compliance with Laws

The Companies have and retain primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’ services hereunder shall not relieve the Companies of their responsibilities for assuring such compliance or the board of directors or trustees (the “Board”) oversight responsibility with respect thereto. Notwithstanding the foregoing, USBFS shall be responsible for helping the GE Parties comply with the applicable rules and regulations, to the extent that the performance by USBFS of the TA and Call Center Services is essential to the compliance of such rules and regulations by the GE Parties.

19.	Term and Termination

A.	This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years (the “Initial Term”).

B.	After the expiration of the Initial Term, this Agreement shall continue in effect until a written termination notice is delivered by one party requesting termination to the other party, which will be required at least 90 days before termination if given by a GE Party, and at least 180 days before termination is given by USBFS.

C.	During the Initial Term, a Company may terminate this Agreement in respect of itself without penalty, upon 90 days’ prior written notice to USBFS in the event that there is a liquidation of the Company, or upon 180 days’ prior written notice to USBFS in the event of a change of ownership of the Company. This Agreement may be terminated on behalf of the GE Stock IRA Accounts with 90 days’ written notice to USBFS, in the event that a third party non-affiliate assumes full administrative responsibilities over the GE Stock IRA program. For the avoidance of doubt, the liquidation or a merger of a Fund shall not be deemed a termination event under the Definitive Agreement. The GE Parties may also terminate the Definitive Agreement upon 90 days’ prior written notice if (i) USBFS materially breaches this Agreement and that breach is not promptly cured within 30 days to the reasonable satisfaction of the GE Parties, or (ii) USBFS fails to provide an element of the TA and Call Center Services that is mutually characterized as a Critical Service (as defined in Section 3.B. above) in a Service Level Document, which failure is directly within USBFS’ control, and USBFS has failed to cure as soon as practicable, but no later than 30 days after the discovery of such failure, or if USBFS fails to provide a Critical Service two (2) or more times during any calendar year or five (5) or more times during the term of this Agreement, regardless of whether cured, which failure is directly within USBFS’ control.

D.	In the absence of any material breach of this Agreement, should the Companies or GE Stock IRA elect to terminate this Agreement prior to the end of the Initial Term, the Companies agree to pay the following fees:

(i)	all monthly fees through the life of this Agreement, where such monthly fee shall be calculated based on the average monthly fees paid by the Companies during the preceding 12-month period, and adjusted for the number of accounts for the Companies as of the date of termination;

(ii)	all reasonable fees associated with converting services to successor service provider, which shall not exceed $25,000;

(iii)	all reasonable fees associated with any record retention related to accounts and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, based on the fees agreed to in this Agreement;

(iv)	all reasonable out-of-pocket costs associated with (i) through (iii) above, based on the fees agreed to in this Agreement.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and GE Parties.

F.	The provisions of this Section 19 shall also apply to Exhibit F (internet access services).

20.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor service provider to any of USBFS’ duties or responsibilities hereunder is designated by the Companies or GE Stock IRA by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Companies or GE Stock IRA transfer to such successor service provider all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Companies or GE Stock IRA (if such form differs from the form in which USBFS has maintained the same, the Companies and GE Stock IRA shall pay any expenses associated with transferring the data to such form), and USBFS shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor service provider. If no such successor is designated, then such books, records and other data shall be returned to the Companies or GE Stock IRA.

21.	Business Continuity/Disaster Recovery

USBFS shall maintain at all times, at no additional expense to the GE Parties, a complete business continuity, disaster recovery, business resumption and crisis management plan (“Business Continuity/Disaster Recovery Plan”) reasonably designed to safeguard from loss or damage attributable to terrorism or related threats to security, fire, flood, theft or any other cause the cash, security, other assets, records and other data of the GE Parties and USBFS’s records, data, equipment, facilities and other property used in the performance of its obligations under the Agreement.

In the event of equipment failure, work stoppage, governmental action, terrorism or related threats to security, communication disruption or other impossibility of performance beyond USFBS’s control, USBFS shall take reasonable steps, consistent with industry standards, to minimize service interruptions.

USBFS and the GE Parties shall periodically test their Business Continuity and Disaster Recovery plans on a joint basis to demonstrate effectiveness of procedures and connectivity based on a mutually agreed to schedule. Upon reasonable request, USBFS shall discuss with the GE Parties its Business Continuity/Disaster Recovery Plan and/or provide a high-level presentation summarizing USBFS’s Business Continuity/Disaster Recovery Plan. Upon reasonable request, USBFS shall discuss with the GE Parties in a similar fashion an information security plan and/or provide a high-level presentation summarizing such plan.

22.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Companies without the written consent of USBFS, or by USBFS without the written consent of the Companies, accompanied by the authorization or approval of the Companies’ Board.

23.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

24.	No Agency Relationship

Except for purposes of the services provided by USBFS as more fully described in Exhibit H attached hereto, nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

25.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

26.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

27.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the GE Parties shall be sent to:

GE Asset Management Incorporated

1600 Summer Street

Stamford, CT 06905

Attn: Mutual Fund Legal Department

28.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

29.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

30.	Nature of Obligations

USBFS agrees that the obligations of the Companies under this Agreement shall not be binding upon any of the directors, trustees, officers, employees or agents, whether past, present or future, of each Company individually, but are binding only upon the assets and property of the Companies, as provided in the Articles of Incorporation or governing trust agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

GE INSTITUTIONAL FUNDS

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

GE INVESTMENT FUNDS

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

ELFUN FUNDS

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

GE S&S FUNDS

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

GE STOCK IRA PROGRAM

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Ian Martin
Name:	Ian Martin
Title:	Executive Vice President

Effective Date: November 11, 2013

Exhibit A

to the Transfer Agency and Call Center Services Agreement

GE Institutional Funds (a Company, and each of its series portfolios below)

GE Institutional U.S. Equity Fund (Investment Class)

GE Institutional U.S. Equity Fund (Service Class)

GE Institutional US Large-Cap Core Equity Fund (Investment Class)

GE Institutional US Large-Cap Core Equity Fund (Service Class)

GE Institutional Premier Growth Equity Fund (Investment Class)

GE Institutional Premier Growth Equity Fund (Service Class)

GE Institutional Small-Cap Equity Fund (Investment Class)

GE Institutional Small-Cap Equity Fund (Service Class)

GE Institutional S&P 500 Index Fund (Investment Class)

GE Institutional S&P 500 Index Fund (Service Class)

GE Institutional International Equity Fund (Investment Class)

GE Institutional International Equity Fund (Service Class)

GE Institutional Income Fund (Investment Class)

GE Institutional Income Fund (Service Class)

GE Institutional Strategic Investment Fund (Investment Class)

GE Institutional Strategic Investment Fund (Service Class)

GE Institutional Money Market Fund (Investment Class)

GE Institutional Money Market Fund (Service Class)

GE Investments Funds, Inc. (the Company), and each of its series portfolios below

GE Investments US Equity Fund (Class 1)

GE Investments S&P 500 Index Fund (Class 1)

GE Investments Premier Growth Equity Fund (Class 1)

GE Investments Core Value Equity Fund (Class 1)

GE Investments Small-Cap Equity Fund (Class 1)

GE Investments Income Fund (Class 1)

GE Investments Total Return Fund (Class 1)

GE Investments Total Return Fund (Class 3)

GE Investments Real Estate Securities Fund (Class 1)

Elfun Trusts (a Company)

Elfun International Equity Fund (a Company)

Elfun Income Fund (a Company)

Elfun Tax-Exempt Income Fund (a Company)

Elfun Diversified Fund (a Company)

Elfun Money Market Fund (a Company)

GE S&S US Equity Fund (a Company)

GE S&S Income Fund (a Company)

GE Stock IRA (GE Stock IRA Accounts)

Exhibit B

to the Transfer Agency and Call Center Services Agreement

1.	Services Provided on an Ongoing Basis to the extent applicable:

a.	Calculate 12b-1 payments and utilize USBFS’s systems for calculations of other service fees as instructed by GEAM.

b.	Maintain active information for all broker / dealer’s invested in GE Products.

c.	Maintain shareholder records including:

(i)	Opening and closing accounts

(ii)	Maintain account information

(iii)	Manage client documents

(iv)	Notation of VIP status

(v)	Perform regulatory verification (i.e. AML / CIP)

(vi)	Review and report on all uncashed checks

d.	Review new applications and correspond with shareholders to complete or correct information; as well as approve eligibility for Elfun and S&S Funds.

e.	Provide daily balances of the Institutional Money Market fund to custodian bank and on month end include dividend details.

f.	Direct payment processing of checks or wires;

g.	Prepare and certify stockholder lists in conjunction with proxy solicitations;

h.	Countersign Share certificates;

i.	Prepare and mail to shareholders confirmation of activity; and ensure new account confirms include current summary prospectus

j.	Mail duplicate confirmations to broker-dealers of their clients’ activity

k.	Provide periodic shareholder lists and statistics to the GE Products;

l.	Provide detailed data for underwriter/broker confirmations;

m.	Prepare periodic mailing of year-end tax and statement information;

n.	Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

o.	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

p.	Accept and post daily Share purchases and redemptions;

q.	Accept, post and perform shareholder transfers and exchanges; and

r.	Cancel certificates and convert to book units (when requested in writing by the shareholder), as well as perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “lost shareholder rule).

s.	Support payroll deductions on and direct deposit to shareholder accounts.

t.	Provide dollar cost averaging functionality across Share classes.

u.	Provide daily average cost calculations.

v.	Based on shareholder elections, support, calculate and report gain/loss on shareholder redemption transactions using the following cost basis options:

(i)	Average Cost

(ii)	First In – First Out (FIFO)

(iii)	Specific Share Identification:

1.	Specific Lot

2.	High Cost

3.	Low Cost

4.	Last In, First Out (LIFO)

5.	Loss/Gain Utilization

w.	Make in-kind distributions for stock.

x.	Support, calculate and report wash sales.

y.	Process and post stock dividends to shareholder accounts based on information provided to USBFS by the GE Products.

z.	Provide ownership / oversight of GE Products’ forms and applications and ensure they are appropriate and in line with regulatory requirements.

aa.	Process any shareholder fulfillment for forms, application, prospectus, marketing material etc.

bb.	Retrieve and communicate quarter-end GE Stock Price for statement purposes.

cc.	Retrieve and communicate quarter-end GE Stock dividend data for processing purposes.

dd.	Report all Large Trades, as notified, to designated Email distribution list prior to execution.

ee.	Prepare and mail 1099 and 1042-S tax forms for the tax year 2013 and all subsequent tax years thereafter.

ff.	Prepare and deliver monthly account statement to shareholders of all Money Market Funds. Prepare and deliver quarterly account statements to all shareholders and their brokers of record.

gg.	Perform all daily Stock IRA functions as mutually agreed upon between the parties hereto.

hh.	Adhere to all Regulatory Compliance rules as required for USBFS acting in the capacity contemplated by this Agreement.

ii.	Maintain shareholder website for account access, and Voice Response Unit (“VRU”) for fund pricing and account access.

jj.	To the extent applicable, and as mutually agreed upon by the parties hereto, USBFS will assist the GE Products to comply with the requirements of any new regulation that become effective.

2.	Purchase of Shares: USBFS shall issue and credit an account of an investor, in the manner described in the GE Fund Products’ prospectuses once it receives the following in accordance with the procedures established from time to time by USBFS and the GE Products:

a.	A purchase order in completed proper form;

b.	Proper information to establish a shareholder account; and confirm eligibility for the GE Products.

c.	Confirmation of receipt or crediting of funds for such order to the custodian for the Funds (the “Custodian”).

d.	Process cash sweep subscriptions sent via fax and email daily from custodian bank.

3.	Redemption of Shares: USBFS shall process requests to redeem Shares as follows:

a.	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Series’ prospectuses, when the shareholder tenders Shares in proper form, accompanied by such documents as USBFS reasonably may deem necessary.

b.	USBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the liability for the refusal, in good faith, to process transfers or redemptions which USBFS, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

c.	When Shares are redeemed, USBFS shall deliver to the Custodian and the relevant Series or its designee a notification setting forth the number of Shares redeemed. Such redeemed shares shall be reflected on appropriate accounts maintained by USBFS reflecting outstanding shares of the Series and Shares attributed to individual accounts. Process cash sweep redemptions emailed/faxed daily from custodian bank.

d.	USBFS shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time by USBFS and GE Products.

e.	When a broker-dealer notifies USBFS of a redemption desired by a customer, and the Custodian provides USBFS with funds, USBFS shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

f.	USBFS shall not process or affect any redemption requests with respect to Shares of a Series after receipt by USBFS or its agent of notification of the suspension of the determination of the net asset value of that Series.

g.	USBFS shall have procedures in place to properly withhold from gross proceeds and report to the IRS on behalf of GE Products as required under FATCA (Foreign Account Tax Compliance Act).

4.	Dividends and Distributions: Upon proper instructions from the officers of the GE Fund Products, USBFS shall issue dividends and distributions declared by the relevant Series in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. USBFS shall mail to the relevant Series’ shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Series as required be filing and mailing by applicable law, rule or regulation, using information provided by GEAM in industry standard format. USBFS shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Series to their shareholders as required by tax or other law, rule or regulation.

5.	Shareholder Account Services.

a.	USBFS may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

(i)	Any pre-authorized check plan; and

(ii)	Direct purchases through broker wire orders, checks and applications.

b.	USBFS may arrange, in accordance with the prospectus, for a shareholder’s:

(i)	Exchange of Shares for shares of a series of another fund with which the relevant Fund has exchange privileges;

(ii)	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(iii)	Redemption of Shares from an account with check writing privileges.

6.	Communications to Shareholders: USBFS shall mail all communications by a Fund to its shareholders, including:

a.	Reports to shareholders;

b.	Confirmations of purchases and sales of Shares, in accordance with Rule 10b-10 of the 1934 Act; also any new account confirmation going out the current prospectus will be included;

c.	Monthly or quarterly statements;

d.	Dividend and distribution notices; and

e.	Tax form information.

f.	Annual distribution of Prospectus

g.	USBFS shall also coordinate statement inserts as requested by a GE Fund Product and provide householding capabilities by social security number and address.

7.	Records: USBFS shall maintain records of the accounts for each shareholder showing the following information:

a.	Name, address and United States Tax Identification (including any relevant FATCA identification numbers or Global Intermediary Identification Numbers [GIIN]) or Social Security number;

b.	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

c.	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

d.	Any stop or restraining order placed against a shareholder’s account; upon shareholding changing an address to a foreign address ensure stop codes are placed on the account so no further subscriptions can take place.

e.	Any correspondence relating to the current maintenance of a shareholder’s account;

f.	Information with respect to withholdings; and

g.	Any information required in order for USBFS to perform any calculations required by this Agreement.

h.	Maintain current W-8/W-9 forms, as applicable, utilizing electronic validation and ensuring proper FATCA classification (validating GIINs where applicable).

i.	Solicit tax forms prior to expiry.

8.	Lost or Stolen Certificates. USBFS shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. All certificates will be converted to book units only upon:

a.	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by USBFS; and

b.	Completion of a release and indemnification agreement signed by the shareholder to protect USBFS and its affiliates.

9.	Shareholder Inspection of Stock Records: Upon a request from any shareholder of a Series to inspect stock records, USBFS will notify the relevant Fund and the Fund will issue instructions granting or denying each such request. Unless USBFS has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release USBFS from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

10.	Withdrawal of Shares and Cancellation of Certificates: Upon receipt of Written Instructions, USBFS shall cancel outstanding certificates surrendered by the relevant Fund to reduce the total amount of outstanding shares by the number of Shares surrendered by the Fund.

11.	Lost Shareholders: USBFS shall perform such services as are required in order to comply with Rule l7Ad-l7 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. USBFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;

b.	execution of required searches;

c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

d.	preparation and submission of data required under the Lost Shareholder Rules.

12.	Retirement Plans:

a.

In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal

Revenue Code of 1986, as amended (the “Code”) sponsored by a Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, USBFS shall provide the following administrative services:

(i)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, death, return of excess contributions, etc.);

(ii)	Record method of distribution requested and/or made;

(iii)	Receive and process designation of beneficiary forms requests;

(iv)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(v)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(vi)	Perform applicable federal withholding and send Participants/Beneficiaries an annually W-4P Solicitation notice regarding required federal tax withholding.

b.	USBFS shall arrange for USB Trust Company U.S. Bank, N.A. to serve as custodian for the Retirement Plans sponsored by the Fund excluding 403(b) Plans and money purchase and profit sharing plans.

c.	With respect to the Retirement Plans, USBFS shall provide the Funds with the associated Retirement Plan documents for use by the Funds and USBFS shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

13.	Print Mail: The GE Products hereby engage USBFS as their print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the GE Fund Products and USBFS.

14.	FAN Web and Vision: USBFS shall provide to the GE Products with internet account management services which consist of providing the GE Fund Product shareholders internet access services as set forth in the definitive agreement.

15.	Customer-Management Suite—Software license; in addition to the services set forth in this Agreement, USBFS hereby grants to the GE Products a license to USBFS’s proprietary Customer Management Suite (i.e. TA 2000).

16.	Quality Measures: With respect to certain services set forth in this agreement, USBFS shall (i) establish, with the support and cooperation of the GE Products, quality measures and controls in accordance with GEAM’s quality standards for the GE Fund Products as set forth the definitive agreement; and (ii) endeavor to adhere to the specific service levels and take such corrective actions also as set forth in Schedule 2.1.

17.	Enhancements of Features and Services: USBFS agrees, in its sole discretion, to continue to develop and enhance those features and services necessary to enable USBFS to maintain competitive as a transfer agent to the GE Products and would provide the GE Products with any such enhancements to the same extent and under the same terms that such enhancements are generally provided to USBFS’s other transfer agent customers.

18.	USBFS Shareholder Services Technical Support: During the term of this Agreement, USBFS shall provide technical support to the shareholder servicing needs of the GE Fund Products, including the following services, and other services as mutually agreed upon:

a.	providing all required information to the operations team of the GE Products regarding USBFS’s broker-dealer and related compliance capabilities; and

b.	assisting in the development of the redesign of the shareholder statements of the GE Products, account applications and other shareholder communications.

19.	Training/Education: USBFS shall develop standard training materials and perform all pertinent systems and procedural training for the Funds’ mutual fund service, support and operations personnel. The Funds will be responsible for all expenses associated with travel to and from any such event, and reasonable fees for any special GEAM presentations or materials to be presented at such event.

20.	Compliance Services: USBFS shall:

a.	Acknowledge all inquiries and complaints on behalf of shareholders from regulatory agencies (FINRA, SEC, state Attorneys General, etc.) within three (3) business days. Additionally, USBFS shall notify GEAM designated contact of complaint within one (1) business day.

b.	Acknowledge any letter, fax, or email from, or on behalf of, shareholders that meet the FINRA’s definition of a complaint within three (3) business days. Additionally, USBFS shall notify GEAM designated contact of the shareholder complaint the same day.

c.	Answer inquires and complaints from regulatory agencies by the deadline noted in the cover letter or in accordance with the FINRA or SEC regulations on complaint response time. Notify GEAM of any receipt of such inquiry and provide responses. Non-regulatory verbal and written complaints from or on behalf of shareholders must be handled in five (5) days or less.

d.	Handle non-regulatory verbal and written complaints from or on behalf of shareholders. If issues about the complaint are complex or sensitive, USBFS shall seek guidance from the relevant Funds’ Chief Compliance Officer or GEAM’s Chief Compliance Officer, as the case may be.

e.	Ensure all appropriate privacy notices are provided to all GE Product shareholders. GEAM shall provide templates for the notices for each GE Product.

f.	Track and implement all appropriate state and Federal laws and regulations prior to effective date of changes.

g.	Establish proactive approach to disseminating new information to GEAM and/or the GE Fund Products and implement new regulatory processes at early stages.

h.	Provide all relevant regulatory information to GEAM and/or the GE Products on a real-time basis including, but not limited to, Compliance/Regulatory newsletters; ICI Commission Reports, etc.

i.	Annually provide the GE Products summary information of the latest SSAE16 audit results.

j.	Ensure appropriate background checks are conducted on all USBFS personnel.

k.	Ensure all policies and procedures adhere to SEC Rule 38a-1

l.	Fulfill all Financial Crimes Enforcement Network (“FinCEN”) requests in compliance with USA PATRIOT Act Section 314(a).

m.	Monitor shareholder activity to identify potentially suspicious activity and prepare and file Suspicious Activity Reports (“SAR”) on behalf of the Funds and on behalf of GE Investments Distributors, Inc., the Funds’ principal distributor.

n.	Ensure adequate controls to monitor and report on any “Red Flag” with respect to potential identity theft affecting a registered owner of any GE Product.

o.	USBFS shall comply, and will continue to comply, with the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth, 201 CMR 17.00, promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation (the “Standards”) and has developed, and will continue to maintain, a comprehensive information security program to protect personal information (the “Program”) that complies with the Standards. On an annual basis, USBFS agrees to certify to the Funds that it maintains the Program which complies with the Standards.

USBFS shall not use any personnel who has been convicted of, pled guilty to, or entered into a pretrial diversion program for any criminal offense involving dishonesty, breach of trust or money laundering, as those terms are defined by the Statement of Policy of the Federal Deposit Insurance Corporation. In the event USBFS uses contractors or other agents for such services, USBFS shall ensure the contractor or agent involved has complied with this requirement. The GE Products retain the right to verify USBFS’s compliance with this requirement. USBFS shall work with GEAM and/or the GE Products to ensure the GE Prohibited Persons Policy & Non-Employee Integrity Training is properly rolled out.

21.	Reporting:

a.	Proxy Servicing, as required, to support ongoing needs of the GE Products.

b.	Provide summarized transfer agent activity within a monthly dashboard by business day 10

c.	Provide access to and training for “on demand” report generation utilizing USBFS systems.

d.	Sales reporting

i.	Provide a sales reporting tool and ensure GEAM has necessary access and is fully trained on its use so as to complete its requirements

ii.	Maintain intermediary information, updating on a timely basis, as needed

iii.	Provide system support to GEAM, as needed

e.	Ability to provide third parties with fund information

f.	Ad hoc reporting / client directed assistance

g.	Provide annual report estimating “Float Credits”.

h.	Annually, in March, supply executed Massachusetts Privacy letter to GEAM.

i.	Quarterly, provide GEAM with listing of Government Accounts for Pay-to-Play rule purposes

j.	Provide written annual certification statement to GEAM, asserting USBFS has followed procedures implemented for FATCA compliance, and is unaware of any material exception that could subject GEAM Funds or Fund shareholders to FATCA withholding

22.	22c-2 Monitoring / Reporting:

a.	Perform 22c-2 Monitoring / Reporting: In order to assist the GE Products with their compliance with their policies and procedures related to market timing activity, USBFS shall, in accordance with the procedures established from time to time by the GE Fund Products and USBFS, provide the following services

b.	Assist in the implementation and monitoring of 22c-2 compliance rules so that services provided are consistent with Funds market timing policies

c.	Perform all responsibilities included in the daily monitoring and reporting of 22c-2 for GE Products accounts, both direct and omnibus, as necessary to comply with regulations.

d.	Based on the criteria provided by the GE Products, report to the GE Products on a daily basis any findings of potential market timing activity appearing on the short term trader report;

e.	Host the MARS market timing application and ensure GEAM has necessary access and is fully trained on its use so as to complete its requirements

f.	Make available to GEAM all direct and sub-account level data for market timing purposes

g.	Provide daily report of potential market timing violations for direct and omnibus accounts by 10:00am

h.	Provide summarized market timing activity within a monthly dashboard by business day 10

i.	Remit warning/restriction/removal letters to identified market timing shareholders within 24 hours of detection as requested by GEAM

j.	Comment accounts within the MARS system to reflect market timing findings as necessary

k.	Review all required omnibus sub-accounting data in search of market timing triggers (according to GE Products omnibus rules) and communicate daily by 12:00pm via online report.

l.	Perform annual audit of all omnibus accounts to ensure adherence to GEAM Market Timing Policies

m.	Provide ongoing input of industry ‘best practices’ and implement rule changes

n.	Restrict accounts based on GEAM instruction

o.	Acquire all necessary data from intermediaries

p.	Perform all necessary stewardship services for sales reporting.

q.	Provide GEAM with internal procedures for oversight purposes and provide updated procedures sent within 10 days of being implemented by USBFS.

23.	Systems: USBFS shall maintain and upgrade all systems to provide state of the art Transfer Agency, Call Center, 22c-2, Blue Sky and Customer Servicing systems to cover the services outlined in Schedule 2.1.

a.	USBFS shall ensure that the systems utilized meet all current regulatory requirements and, at their cost, make changes to meet future regulatory requirements.

b.	USBFS should provide training and on-going support to GE Products in their use of these systems.

c.	USBFS shall ensure that only eligible intermediaries with whom GE Products has active agreements are given access to GE Products on USBFS’s Intermediary platform.

Call Center Services

24.	Call Center Operations requirements:

a.	Provide customer service for customers of the following funds: GE Institutional Funds, S&S Funds, Elfun Funds, GE Stock IRA

b.	Maintain a fully staffed call center during the hours of 9am through 8:00pm, EST, Monday through Friday

c.	Maintain Interactive Voice Response Unit – 24 hours, seven days per week

d.	Dedicate resources to handle GE Products shareholder activity, with specific routing to “Life Events” specialist(s), using procedures and controls approved by GE Products

e.	Communicate call center service levels to GEAM by business day 10:

i.	Answer rate monthly,

ii.	Average handle time monthly and quarterly

f.	Quality control score at least 10 random calls per call center rep per month (average per rep cannot drop below NQR average)

g.	Review quality control grading system for call center representatives to ensure client appropriateness

h.	Provide real-time access to GEAM for call monitoring

i.	Provide GEAM with internal procedures for oversight purposes and provided updated procedures sent within 10 days of being implemented by USBFS

j.	Ensure call center members are adequately trained to accommodate changing rules, regulations, and respective effect on procedures, both internal and external

25.	Regulatory/Compliance Updates and Support

a.	Coordinate written and verbal complaint tracking with processing departments to assure prompt notification to GEAM

26.	Service Levels:

a.	Maintain a call center service level of at least 85% of calls answered within 25 seconds and answer rate of 98%

b.	Record 100% of all in-bound and out-bound telephone calls on a medium for easy retrieval

c.	Maintain a call center trade processing accuracy of 99.7%

d.	Provide GEAM with a quarterly dashboard of adherence to Call Center service levels by business day 10 following the quarter end.

27.	Shareholder Servicing

a.	Adhere to strict privacy guidelines in verification of shareholder identification prior to providing any information or handling request(s).

b.	Obtain GEAM approval for operational exceptions in accordance with transaction processing SLAs

c.	Communicate all supervisory escalations same day to GEAM

d.	Notify GEAM via email of all VIP calls, including subject matter

e.	Relay shareholder expedite requests to appropriate areas and ensure handled within shareholder requirement

f.	Reply appropriately to all GEAM.com emails within 3 days

g.	Report all Large Trades to designated Email distribution list prior to execution

h.	Email daily account balance data to certain Institutional clients, as required, before 9:00am

i.	Communication payroll change requests to GE Payroll Department

j.	Make no recommendations, including Legal or Tax advice

k.	Ensure timely communication with GEAM of all shareholder cases deemed Not In Good Order for a second time

28.	Call Center Systems:

a. Utilize state of the art technology to route / track / handle GE Products shareholder servicing.

b. Provide web access for necessary USBFS applications.

c. Meet all GE / GEAM data privacy standards

Exhibit C

to the Transfer Agency and Call Center Services Agreement

Blue Sky Administration Services

Maintain a dedicated staff of state Blue Sky compliance administrators who:

a.	work directly with each state securities commission office to perform all state securities compliance and

b.	utilize the National Regulatory System (NRS) Blue Sky compliance software to provide comprehensive state registration services including:

i.	GEAM requirement reviews for state registration, based upon marketing and recent sales activities.

ii.	Recommendations for permit amounts, given the procedures of US B and state fees based upon minimal and/or anticipated state sales, considering type of sale (potential state exemptions for number of transactions, dollar amount, and type of sale/account).

iii.	Initial fund/class registration materials preparation.

iv.	State registration expense payments preparation.

v.	Payment and paperwork mailings to state securities commission and retention of all data, correspondence, and material delivered documentation.

vi.	Daily sales by state with all daily sales and redemption activity processed by US B and electronically downloaded to the NRS system for tracking and edits.

vii.	Automated daily exception reporting.

viii.	Automated renewal notices.

ix.	Online permit status.

x.	Daily reporting.

xi.	Maintain / update intermediary information, as needed for appropriate reporting

xii.	Access and utilize relevant sub-accounting sales data for omnibus accounts at no additional fee to GEAM / GE Products.

xiii.	Application of online and automated state regulations to the sales activity.

xiv.	Daily activity and sales monitoring and review of each state and permit for sales trends, exceptions, and permit dates.

xv.	Permit renewals (notice filings). Performed 30-60 days in advance of the expiration or renewal date.

xvi.	Communicate to GEAM any / all state registration law changes prior to implementation, providing assessment of impact

xvii.	Amendment filings for name changes, additional permit amounts, additional funds or classes.

xviii.	Board materials update including sales and compliance activity for Board reviews.

xix.	Notify GEAM of all unregistered sales daily.

Our internal procedures are as follows: The Blue Sky Dept receives and reviews the “unregistered sales report” daily. Determine if the item(s) is an actual unregistered sale item or if it is a system issue. Download issues are reported and system issues are corrected. If the “unregistered sale” posts to an unregistered state and the data source is not USBFS, the relationship manager is contacted and they will obtain clarification and provide instruction to register the state. If the “unregistered sale” does come from a USBFS/DST data feed, the Transfer Agent department will send an e-mail to the applicable parties providing direction for the resolution of this sale. Detail of the report and resolution with correspondence are retained and kept indefinitely.

xx.	Maintain an updated initial filing fee and renewal fee matrix by state at all times.

xxi.	Maintain an on-demand broker dealer registration matrix by state at all times.

xxii.	As requested, supply GEAM with a listing of all jurisdictions in which each Fund is available for sale.

xxiii.	Compile an annual budget at the beginning of each calendar year which forecasts registration expenses for the Funds’ fiscal year.

xxiv.	Provide GEAM with on-demand Transfer Agent sales reporting by state and time period, as requested.

xxv.	Perform an annual audit (specified timeframe for multiple states’ sales tied to registration fees) and report out to GEAM for review and sign-off.

xxvi.	As both transfer agent and blue sky administrator, provide sales and account activity and exempt code sales / account evaluations.

xxvii.	Provide GEAM with a quarterly dashboard of adherence to Blue Sky service levels by business day 10 following the quarter end.

xxviii.	Provide GEAM with a registration period sales report quarterly according to individual state requirements by business day 10 following the quarter end.

xxix.	Timely remit monthly invoice to GEAM for payment to US Bancorp Fund Services, NET 90 days, and include the following information: invoice number, date, dollar amount, and name / address of provider.

Check request spreadsheets are provided to our billing department every time we process checks for Blue Sky fees. A Power of Attorney is required to process checks from billing.

Regarding payment terms, our standard and industry best practice is the following: The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 15 business days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1⁄2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

xxx.	Provide GEAM with internal procedures for oversight purposes and provided updated procedures sent within 10 days of being implemented by US Bancorp.

c.	Provide GEAM reports, as necessary, from the National Regulatory System (NRS) Blue Sky compliance software.

Exhibit D

to the Transfer Agency and Call Center Services Agreement

“As-Of” Transaction Procedures

Summary:

An “as of” transaction, also known as a backdated trade, is defined as a purchase, redemption or exchange transaction processed on a retroactive basis. The effective date of the trade is one prior to the processing date. The difference in the share price between the “as of” trade and the processing date could result in a gain or loss to a Series (or shareholder) which may increase or dilute the assets of the Series or any dividends paid by the Series during the accumulation period (with respect to each Series, the “accumulation period” shall be defined as that Series’ fiscal year).

This Exhibit defines the responsibilities of USBFS with respect to tracking and reclaiming loss amounts caused by said “as of” transactions.

USBFS Responsibilities:

1.	Supersheet Reporting:

USBFS will track at the Series and share class level, both on a daily and cumulative basis, the impact of all shareholder “as-of” transactions processed through USBFS’s system. This tracking is reflected on the daily Supersheets prepared by USBFS, and sent to the Series’ accounting agent (“Fund Accounting”). The Supersheets shall also reflect all inflows and outflows of each Series and share class through the day.

2.	Gain/Loss Reporting and Tracking:

With respect to all gains or losses resulting from “as-of” transactions, USBFS shall identify and match the gains or losses with the party that is deemed to be responsible for such gains or losses (the “Responsible Party”). Such tracking of the Responsible Party shall be done on a daily basis at the Series and share class level, as well as cumulatively for each Funds’ fiscal period. USBFS may be required to prepare detailed explanations of “as-of” activity, primarily for internal process improvement purposes. Additionally, a daily/weekly/monthly gain/loss report shall be made available to designated individuals at GEAM upon request.

To facilitate the tracking and reporting process, USBFS shall assign a code to match all gains and losses to the Responsible Party, as follows:

Reason Codes:

001 = Fund Services

024 = Broker/Dealer

040 = Fund/Shareholder

043 = Wash

045 = Estimate

080 = Broker Trade (Vision HO)

081 = Broker Trade

A.	Client

The USBFS Gain/Loss System will roll-up gains and losses into two separate reporting sections. The first section is called “Client”, which will include reason codes 024, 040, 080 and 081. The USBFS Gain Loss System has matching criteria built into the system matching transactions with reason codes 43 or 45, if appropriate. If the trade is price-protected properly and a transaction match occurs the trade will not be reported on the Gain Loss System., Reason Codes are not the key driver in making sure the Responsible Party is reclaimed for a loss. The original letter of indemnification is always retrievable via Automated Work Distributor (“AWD”) for clarification.

Third-party dealer or intermediary (provides letter of indemnity; USBFS shall collect from any third-party dealer or intermediary firm for any losses of $50 or greater that they are deemed to be responsible).

B.	Transfer Agent (i.e., USBFS)

The second section is called “USBFS”, which includes all USBFS errors that resulted in using reason code 001.

3.	Reimbursement by USBFS

If at any point during the accumulation period, an “as-of” loss amount, at the Series or share class level, becomes equal to or exceeds the lesser value of (i) $0.005 per share of the Series, or (ii) $25,000, on a cumulative net basis (the “Material Cumulative Loss Amount”), USBFS shall notify GEAM and the Series’ account agent (“Fund Accounting”) immediately. At that time, USBFS will provide a detailed explanation of the transaction, or transactions, which caused the “as-of” amount to equal or exceed the lesser value of $0.005 per share or the $25,000 threshold. USBFS will work closely with GEAM to identify and resolve the full gain/loss amount.

If USBFS is identified as the Responsible Party for such Material Cumulative Loss Amount, then USBFS shall reimburse the applicable Series for such Material Cumulative Loss Amount within thirty (30) calendar days from the date of the transaction that resulted in the Material Cumulative Loss Amount.

At the end of each fiscal period, USBFS shall not be responsible for any “as-of” loss amount remaining on the books of a Series that is less than the lesser of (i) $0.005 per share of the Series; or (ii) $25,000.00, on a cumulative net basis. The cumulative tracking mechanism for “as-of” losses will be reset to zero to begin the next fiscal period.

In the event that a Responsible Party for an “as-of” loss amount cannot be clearly identified, the determination for reimbursement shall be a collective effort between GEAM and USBFS.

4.	Reimbursement by Others

For those “as-of” transaction losses where USBFS is not identified as the Responsible Party, USBFS shall assist GEAM in properly identifying the party responsible for the “as-of” transaction losses and in seeking to obtain full reimbursement for such losses from the Responsible Party. In seeking to obtain such reimbursement, USBFS shall issue a written notice to such Responsible Party seeking reimbursement for the “as-of” transaction losses. If the reimbursement amount is not received from the Responsible Party within 30 calendar days following the mailing of the initial notice letter, USBFS shall send a second written notice to the Responsible Party seeking full reimbursement of the “as-of” transaction losses.

5.	Late Dividend Gain/Loss Reimbursement

USBFS shall reimburse the applicable Series within thirty (30) calendar days for any material late dividend loss amount for which USBFS is responsible. Late dividend gain/loss is defined as an increase or decrease in a Series dividend or distribution amounts to be paid, resulting from any “as-of” trading activity after the Series’ distribution ex-dividend date (ex-date). A late dividend loss amount is considered material if the cumulative net gain/loss balance is greater than or equal to the lesser value of $0.005 per outstanding share or $25,000 over an accumulation period.

USBFS will not be responsible for accrual gain/loss results from any “as-of” trade activity in a daily dividend accrual fund.

Note:	Dividend and Capital Gain accruals shall be reimbursed by the party responsible for the “as of” transaction loss.

Exhibit E

to the Transfer Agency and Call Center Services Agreement

Service Levels, Critical Services and Service Benchmarks

The following are considered “Critical Services”.

A.	Transaction Processing (Financial and Non-Financial)

B.	Quarterly Statement Processing

C.	Confirmation Statement Mailing

D.	Monthly Dividend Payouts & Annual Distribution Payouts

E.	Blue Sky Filing

Service levels for the above noted Critical Services are as follows:

US Bancorp (“USBFS”) agrees to use all commercially reasonable efforts to maintain the service levels set forth below. The parties shall use all commercially reasonable efforts to resolve any issues related to the failure of USBFS to maintain the service levels set forth below. If USBFS fails to meet any of these service levels, USBFS agrees at a minimum to take such remedial actions set forth herein. Call Center Service Levels are noted within Service List.

Customer Service and Processing Service Performance Standards

A.	Transaction Processing

i.	Financial Accuracy (Redemptions, Purchases, and Exchanges): USBFS is required to maintain 99.7% accuracy in processing all shareholder financial transactions on a monthly basis.

ii.	Non-Financial Accuracy (New Account Setup, Account Maintenance, Transfer, and Correspondence): USBFS is required to maintain 98.00% accuracy in processing all shareholder non-financial transactions on a monthly basis. In the event the service level is not met for three (3) consecutive months, USBFS will provide a detailed remediation plan to GEAM. 99.3% of all correspondence must be sent within three (3) business days.

a.	Calculation criteria: USBFS Quality Control is based on actual results and reported to the GE Products on a monthly basis.

b.	The dates of each reporting period will be based on calendar month.

c.	Accuracy rates to become effective sixty (60) days post conversion.

B.	Quarterly Statement Processing: USBFS is required to process and mail (including electronic delivery) all quarterly shareholder statements within five (5) business days of quarter-end, in compliance with Rule 10b-10 under the 1934 Act. USBFS’s performance goals are contingent on USBFS receiving all required data and materials for such mailings by agreed upon dates

i.	Measured and reported after each statement cycle (quarterly).

ii.	Performance will be determined by meeting the mailing deadline of five (5) business days.

iii.	Quarterly Statements are to list any outstanding checks by account.

iv.	4th Quarter statements will be full YTD statement

C.	Confirmation Statement Mailing: USBFS is required to process and mail all agreed upon confirmation mailings within two (2) business days of corresponding transaction. For all new accounts, confirmations will be mailed within two (2) business days. For all initial purchases, transaction confirmations will include current summary prospectus and will be mailed within two (2) business days. For all subsequent purchases, transaction confirmations will also be mailed within two (2) business days.

i.	Measured and reported monthly.

ii.	Performance will be determined by meeting the mailing deadline of two (2) business days.

iii.	Month end dividends that fall on a quarter end will not receive confirmations as they will be captured in the quarterly statements.

D.	Research Request Response Time: USBFS is required to fulfill all routine shareholder research requests within two (2) business days and will image all research items to the corresponding account(s) for future reference.

i.	Measured and reported monthly.

ii.	Performance will be determined by meeting the actual response time requirements each month.

E.	Monthly Dividend Payouts & Annual Distribution Payouts: USBFS is required to provide the following items, all to be measured and reported after each monthly cycle:

i.	Process and mail all monthly dividend payouts within one (1) business day of the transaction being processed and posted. USBFS will mail within one (1) business day of receipt of funding.

ii.	Process and mail all annual distribution payouts within one (I) business day of the transaction being processed and posted. USBFS will mail within one (1) business day of receipt of funding.

iii.	Support additional dividend distributions as directed by GEAM and will adhere to the same standards as stated above.

Internet and VRU Service Performance Standard

A.	Availability:

a.	Stable environment with not less than 99.5% average monthly availability for the USBFS Mutual Fund Website and VRU, when measured continuously, excluding any scheduled interruptions for maintenance and necessary emergency maintenance, provided the GE Fund Products are notified promptly after completion of such maintenance. Scheduled maintenance will be undertaken 1:00 AM through 7:00 AM EST on Sundays. In addition, USBFS will monitor and provide technical support for all systems, 24 hours per day, 7 days per week, which support shall be acceptable to the GE Fund Products’ reasonable satisfaction. This support will be available via telephone and e-mail.

b.	For the purposes of this exhibit, problem, performance and response times will only be measured against those areas of the total transaction that are within USBFS’s control. This includes errors in the USBFS software and/or the USBFS system, but excludes any scheduled interruptions for maintenance as agreed to in advance by the GE Products.

B.	Reporting and Performance Monitoring:

a.	With respect to keeping the GE Products informed of system performance, USBFS will provide the GE Products with a monthly report summarizing the current systems’ service levels by the 10th business day of each month. This report will include the necessary statistics to indicate the level of compliance with the service levels set forth herein. The statistics will include (i) availability achieved, (ii) incidents affecting availability, and (iii) maintenance periods used. The report will also document any service interruptions and their disposition.

C.	Disaster Recovery:

a.	In the event of a Disaster, USBFS will use all commercially reasonable efforts to immediately notify the GE Products and restore full service within four (4) hours of a Disaster being declared. If it will take longer, USBFS will involve management of the GE Products. In the event that a Disaster renders the USBFS hosting facility completely inoperable, USBFS shall use all commercially reasonable, diligent efforts to restore service as quickly as possible and keep the GE Products informed of USBFS’s progress.

b.	USBFS agrees to complete, on an annual basis, a full disaster recovery test to determine the effectiveness of its DR processes and determine any improvements that can be made. USBFS shall provide formal notification to GEAM of its DR test findings and any action items identified.

D.	Testing:

a.	USBFS shall implement and maintain comprehensive testing processes to ensure that changes made to the site or VRU, whether to the system, application, and infrastructure or otherwise, do not negatively impact customer and/or user experiences.

b.	Testing shall include load/stress and regression testing.

E.	Notification Requirements

a.	USBFS shall notify the GE Products of failures to meet the average monthly availability standards set forth above, in the following areas within the timeframe specified below:

Type	Description	GEAM Notification	USBFS Workaround

Severity 1	System, site and/or key application is down for more than 15 minutes	Within 30 minutes of down time	4 hours depending on the exact cause

Severity 2	Application running poorly with severe impacts on production systems or Severity 1 problem in workaround status	Within 1 hour	12 hours depending on the exact cause

Severity 3	Application and/or site running poorly with degraded performance	2 hours	2 days depending on the exact cause

b.	The GE Products will provide USBFS with the name and telephone numbers of the appropriate person(s) to contact upon the occurrence of a Severity I, Severity 2 or Severity 3 problem. USBFS shall be responsible for notifying the designated contact person of the GE Products via e-mail and also in person or via voicemail.

Exhibit F

to the Transfer Agency and Call Center Services Agreement

INTERNET ACCESS SERVICES

1.	Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Companies and in accordance with the terms of this Exhibit F:

A.	Fan Web – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Companies’ web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Companies’ Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, print applications, review Prospectuses, and establish new accounts.

2.	Duties and Responsibilities of USBFS

USBFS	shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Companies network requirements, recommending method of establishing (and, as applicable, cooperate with the Companies to implement and maintain) a hypertext link between the Electronic Services site and the Companies’ web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Companies’ employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Companies’ web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Companies’ expense, notification and promotional mailings and other communications provided by the Companies to shareholders regarding the availability of the Electronic Services.

F.	Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Companies or perform transactions in accounts with the Companies using any of the Electronic Services (the “End User”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Companies. USBFS will require the End User to provide his/her PIN in order to access the Electronic Services.

G.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Companies to be eligible for such services and in connection with such, the Companies agree as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Companies shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Companies’ shares upon completion of the transaction.

I.	Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

J.	Inform the Companies promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Companies to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.	Establish and provide to the Companies written procedures, which may be amended from time to time by USBFS with the written consent of the Companies, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services, including, without limitation:

(1)	Encryption/secure transport protocols.

(2)	End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Electronic Services).

(3)	PIN issuance and reissuance standards.

(4)	Access standards, including limits on access to End Users whose accounts are coded for privilege.

(5)	Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

M.	Provide the Companies with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Companies with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Companies with a copy of the auditor’s report promptly.

O.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.	Duties and Responsibilities of the Companies

The Companies assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Companies or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Companies’ failure to supply accurate information to USBFS.

Also, the Companies shall:

A.	Revise and update the applicable Prospectus and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Companies through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Companies shall provide USBFS with the name of the host of the Companies’ web site server and shall notify USBFS of any change to the Companies’ web site server host.

C.	Provide USBFS with such information and/or access to the Companies’ web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Companies become aware or any changes in policies or procedures of the Companies requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Companies’ and GE Stock IRA’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.

Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit F. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Company’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit F is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit F and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit F, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit F.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the Proposed Fee schedule and Rate Card set forth in Exhibit G (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’ sole liability to the Companies or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Companies and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Company Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Companies’ use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Companies the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Companies, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Companies’ judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Companies. If in the Companies’ judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Companies, the Companies may terminate all rights and responsibilities under this Exhibit F immediately on written notice to USBFS.

D.

Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

F.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Companies’ data bases, files, and other information provided by the Companies to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Company Files”). USBFS’ security provisions with respect to the Electronic Services, the Companies’ web site(s) and the Company Files will be no less protected than USBFS’ security provisions with respect to its own proprietary information. USBFS agrees that any and all Company Files maintained by USBFS for the Companies hereunder shall be available for inspection by the Companies’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Companies’ web site(s) or any software, written materials, or pictorial materials describing or creating the Companies’ web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Companies’ web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’ delivery of the Electronic Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Companies’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit F for any reason and upon the Companies’ request, USBFS shall return to the Companies, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit F, (i) End Users will no longer be able to access the Electronic Services and (ii) the Companies will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on or in any storage medium.

Exhibit G

to the Transfer Agency and Call Center Services Agreement

Fees and Rate Card

[Fee Schedule]

Exhibit H

to the Transfer Agency and Call Center Services Agreement

Currency Transaction Report, FinCEN Section 314(a) Information Requests and Suspicious Activity Report Services

(a)	Filing of Currency Transaction Report Services. The GE Parties hereby engage USBFS as its agent to prepare and file on behalf of the Funds and GE Stock IRA Accounts, currency transaction reports (“CTR”) and prepare required notices. USBFS will use reasonable efforts to monitor and track cash, currency and cash equivalents (as defined by the applicable regulations) received on behalf of the Funds and GE Stock IRA Accounts to assist the GE Parties to file a CTR as required under the rule requirements. The GE Parties acknowledge that cash is not accepted for any transaction. As agent for the GE Parties, USBFS will prepare and file a CTR and prepare and issue annual notices for the corresponding shareholder accounts as required by applicable rules. Upon the GE Parties’ reasonable written request, USBFS will provide copies of the CTR and related shareholder notices to the GE Parties. USBFS will be obligated hereunder to file such CTRs and prepare and issue such notices only to the extent the requisite information is timely provided to USBFS by the GE Parties.

(b)	FinCEN Requests Under USA PATRIOT Act Section 314(a). Each GE Party hereby engages USBFS to provide certain services as set forth herein with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the GE Parties. Upon receipt by USBFS of an Information Request delivered by a GE Party in full compliance with all 314(a) Procedures (as defined below), USBFS will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the GE Parties. Information relating to potential matches resulting from these comparisons, after review by USBFS for quality assurance purposes (“Comparison Results”), will be made available to the GE Parties in a timely manner. Each GE Party will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results. In addition, (i) a potential match involving a tax identification number will be forwarded by USBFS to USBFS’ SAR Filing Service for analysis in conjunction with other activity contained in records for the particular Relevant Account, and (ii) if, after such analysis, a GE Party’s AML Compliance Officer and USBFS jointly determine that the potential match could constitute a “suspicious activity”, as that term is used for purposes of the USA Patriot Act, then USBFS’ SAR Filing Service will prepare and file a SAR. “314(a) Procedures” means the procedures adopted from time to time by USBFS governing the delivery and processing of Information Requests transmitted by USBFS’ clients to USBFS, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to USBFS.

(c)

Legal Process. Each GE Party hereby engages USBFS to provide certain services as set forth herein with respect to legal process (civil and criminal subpoenas, civil or criminal seizure orders, IRS civil or criminal notices including notices of lien or levy, other functionally equivalent legal process as the parties mutually agree) received by the GE Party with respect to a Relevant Account and furnished to USBFS within 14 days of receipt (“Legal Process”). USBFS will assist the GE Party in complying with the Legal Process after reviewing appropriate customer account activity. In addition, if USBFS, after a review of the Legal Process based on preliminary criteria, determines further investigation of potential suspicious activity is warranted, USBFS will forward the Legal Process to USBFS’ SAR Filing Service for analysis in conjunction with other activity contained in records for the particular Relevant Account, and (ii) if, after such analysis, the GE Party’s AML Compliance Officer and USBFS jointly determine that the potential match could constitute a “suspicious activity”, USBFS’ SAR Filing Service will prepare and file a SAR on behalf of the GE Party.

(d)	Suspicious Activity Report AML Services.

(1)	Each GE Party hereby engages USBFS as its agent to make the determinations of and to prepare and file suspicious activity report (“SAR”) filings on behalf of the GE Party as described herein. USBFS will use reasonable efforts to (i) determine in coordination with the GE Party’s AML Compliance Officer when a Form SAR should be filed as required by applicable regulations, (ii) prepare and file the Form SAR as agent for the GE Party and, maintain documents supporting the SAR, (iii) if appropriate under regulatory guidance and procedures file a Joint SAR as agent for the GE Party and any other designated financial institutions and (iv) provide the GE Party with a copy of the Form SAR within a reasonable time after filing. Although USBFS may file a joint SAR for the GE Party and other financial institutions, USBFS shall do so solely as agent for the GE Party, and not as agent for any other financial institution. To the extent permitted by applicable law or regulation, USBFS may share information related to the Services hereunder with its supervising parent entities and financial institutions subject to a joint SAR filing.

(2)	Each party will promptly notify the other party (as permitted by applicable law) if any further communication is received from the U.S. Department of the Treasury or any law enforcement agencies regarding the SAR. The parties will reasonably cooperate and assist each other in responding to inquiries from the U.S. Department of the Treasury or law enforcement agencies with respect to the SAR or with respect to supporting documentation for the SAR requested by any law enforcement agency.

(3)

Unless prohibited by applicable law, each party will use reasonable efforts to consult with the other party’s authorized personnel prior to contacting law enforcement authorities or filing a SAR. Notwithstanding the foregoing, each party reserves the sole discretion to make any such contacts or filings without prior notification or approval of the other party; provided that, for any such filing by USBFS on behalf of a GE Party, USBFS shall have first used reasonable efforts to consult in advance with the AML Compliance Officer and provide him/her with relevant information in USBFS’ determination to make that filing. If upon consultation, the parties disagree with a USBFS recommendation to contact law enforcement or file a SAR, either party may make a notification or file a SAR, as applicable, independently of the other party.

(4)	In addition to any confidentiality obligations set forth in the Agreement, each party understands and acknowledges the extreme confidential nature of underlying information concerning SAR filings (“SAR Confidential Information”). Each party agrees to hold all SAR Confidential Information in strict confidence and to share such SAR Confidential Information only with, to the extent permitted by applicable law, (i) the other party, (ii) USBFS control affiliates and each GE Party’s control affiliates (“control” as defined under Section (2(a)(9) of the Investment Company Act of 1940), which may include the GE Party’s investment adviser, and (iii) if applicable, another financial institution involved in the transaction, and each of their respective employees on a need-to-know basis.

(5)	Each GE Party hereby authorizes USBFS, as its agent, to share information about potentially suspicious activities, but not the acknowledgment or copy of any SAR filing, with other financial institutions in accordance with Section 314(b) of the USA PATRIOT Act. As between USBFS and the GE Party, the GE Party will be solely responsible for the timely filing of any annual notices required by Section 314(b) to allow USBFS to share such information.

Exhibit I

to the Transfer Agency and Call Center Services Agreement

GE Corporate Supplier Information Security Addendum

US Bancorp Fund Services, LLC

August 2013

This Information Security Addendum lists the security controls that GE Suppliers are required to adopt when accessing, processing, transmitting, and/or storing GE data.

Part A: Definitions

“GE Sensitive Data” means any data that GE identifies as being ‘sensitive data’ in a statement of work, attachment, schedule, or other similar document under this Agreement.

“Incident” means any actual or suspected compromise of GE data.

“Information Systems” mean USBFS’ operating systems, infrastructure, applications, and software used with respect to GE data.

“Highly Privileged Account” or “HPA” means accounts with system level administrative or super-user access to devices, applications or databases, administration of accounts and passwords on a system, or ability to override system or application controls.

“Personnel” means those USBFS employees, contractors; sub-contractors provided access to GE data.

“Workstations” mean any desktop, laptop computer, or mobile device used with respect to GE data.

“Mobile Devices” means tablets and smartphones running mobile operating systems (e.g. iOS, Blackberry OS, Android, or Windows Mobile operating systems). Laptops and voice-only devices with no smartphone functionality are not considered to be Mobile Devices.

Part B: Core Information Security Requirements

B.1 USBFS must maintain formal written policies and procedures for the administration of information security throughout its organization.

B.2 USBFS must have an IT security organizational function with clearly defined information protection roles, responsibilities and accountability.

B.3 Prior to providing access to any GE data to any of its own suppliers that were not pre-qualified by or otherwise disclosed to GE at the time of engagement, USBFS must provide GE advanced notice and perform information security due diligence on said supplier.

B.4 USBFS must maintain an inventory of Information Systems (including owner and location).

B.5 USBFS Personnel with access to GE data or systems from which GE data is accessible must, prior to obtaining access to GE data, participate (or have participated) in information security awareness training provided by USBFS or GE Approved affiliate and, thereafter, on a periodic basis (no less frequently than annually).

B.6 No later than the date of termination, USBFS shall remove any separating personnel’s access, whether physical or logical, that may provide access to GE data.

B.7 USBFS must maintain up-to-date information security Incident plan and processes consistent with the guidance provided in the current version of SANS Incident Response and Management as it may be updated from time to time by SANS.

B.8 In the event of an Incident:

•	USBFS must notify GE without unreasonable delay (expectation is within two hours of discovery and mutually agreed upon updates) of any Incident.

•	USBFS must perform a forensic investigation to determine if there was any unauthorized access to GE data, and implement a remediation plan to prevent a similar event in the future. Such remediation plan and investigation results must be provided in writing to GE. In the event that USBFS does not have the internal capabilities or does not designate a third party to perform such a forensic investigation on its behalf, USBFS shall notify GE in writing and Supplier must provide access to data or equipment required for GE to perform forensic analysis to ascertain potential or actual data loss or compromise.

•	USBFS may not make or permit any statements concerning any such Incident to any third-party without the explicit written authorization of GE.

Part C: Additional Information Security Requirements

Information Systems audit

C.1 USBFS will monitor the effectiveness of its security program by conducting self-audits and risk assessments at minimum every 12 months. USBFS must also maintain SAS70/SSAE16 certification.

C.2 USBFS must perform vulnerability assessments on Information Systems at least annually.

C.3 Audits and assessments are conducted on Information Systems. Such formal reports of these audits and assessments are considered confidential information under the Agreement. Standard requests for audit and assessment reviews are requested to contain an executive summary inclusive of a listing of critical and high vulnerabilities. USBFS will provide, at minimum, an executive summary for GE review while on-site at USBFS premises.

C.4 USBFS must use its best efforts to remediate any items rated as critical (or similar rating indicating commensurately similar risk) in any audits or assessments of Information Systems within 30 days. The amount of time to remediate is based on the sensitivity of the data along with the level of the vulnerability. USBFS shall use its best efforts to remediate items rated as high within 60 days. However, if the items cannot be remediated within 60 days, USBFS must notify GE.

Communications and Operations Management

C.5 USBFS must implement and maintain controls to prevent and detect unauthorized access, intrusions, computer viruses and other malware on its Information Systems. At a minimum these must include:

•	Client and server-side antivirus programs that includes the latest antivirus definitions;

•	A process that would install for production, within 30 days, any critical patches or security updates;

•	Hardening and configuration requirements meeting industry best practices, and the information security Common Control Framework (CCF), which supports information security compliance efforts at U.S. Bank, N.A. (the “Bank”) by simplifying communication of compliance requirements across numerous external authorities. The information security CCF is a set of 181 harmonized controls that represent the Bank’s information security obligations under FFIEC, PCI, NIST 800-53 rev. 3 and SOX. These controls serve as a foundational component of information security policy by providing the minimum set of external information security obligations that the Bank is required to implement to meet all legal, regulatory and contractual obligations. In addition, CCF establishes the evidence requirements control owners must maintain and produce to demonstrate a CCF control is in place.

C.6 Security-relevant events on USBFS Information Systems must be logged, reviewed on a periodic basis (minimum quarterly), secured, and maintained for a minimum of 180 days.

Access Control

C.7 USBFS Personnel are to be given no more privilege than is required to perform their respective duties in support of the obligations set forth in the applicable Agreement.

C.8 USBFS must implement processes to support the secure creation, modification and deletion of accounts and HPAs. Supplier must review and update access rights at least annually (at minimum quarterly for HPAs).

C.9 USBFS Information Systems must enforce the following password requirements:

•	Temporary passwords must be given to USBFS Personnel in a secure manner, with expiration on first use.

•	Passwords must be encrypted or hashed when transmitting over networks and in storage.

•	Strong password practices must be enforced that include minimum password length (at least 8 characters), lockout (maximum 6 incorrect attempts), set expiration period (maximum age of 90 days unless an exception has otherwise approved by GE in writing), and complexity consistent with industry practices.

C.10 Workstations must not be left authenticated when unattended and must be password or PIN protected when not in use.

C.11 Mobile Devices used to access GE data (including emails) must have strong mobile device security controls enforced. USBFS must have a process in place to immediately remotely wipe the device when notified that a Mobile Device is lost.

C.12 USBFS Personnel must not store GE data on personally-owned Workstations.

Change Management

C.13 USBFS must maintain documented change management procedures that provide a consistent approach for controlling and identifying changes (including emergency changes) for Information Systems which includes segregation of duties.

C.14 Development and testing environments for Information Systems must be physically or logically separated from production environments and must not contain GE data.

Network Access Control

C.15 USBFS networks used to access or store GE data must have security controls that can detect and prevent attacks by making use of network layer firewalls and intrusion detection/prevention Systems (IDS/IPS) in a risk based manner.

C.16 Any USBFS Personnel accessing USBFS internal network remotely must be authenticated using a minimum two-factor authentication method and such transmissions must be encrypted.

C.17 Network layer security devices must allow only authorized connections and rulesets must be reviewed at minimum semi-annually.

C.18 All network connectivity between GE and USBFS must be encrypted with appropriate firewalls or routers with access control lists (ACLs).

Part D: Data Security Requirements

D.1 USBFS must have well-documented procedures for information backup with validity checked on a periodic interval.

D.2 GE Sensitive Data must not be stored on removable media (e.g. thumb drives or external hard drives) other than physically secured retention media expressly used for the purpose of backup or data retention for business continuity planning/disaster recovery purposes which must be encrypted.

D.3 USBFS must use an auditable process (e.g. certification of destruction) to remove GE Sensitive Data from Information Systems prior to disposal or re-use in a manner that ensures that the information may not be accessed or readable.

D.4 GE Sensitive Data must be encrypted when transferred (including emails) over public networks (such as the Internet).

D.5 USBFS must gain approval from GE prior to moving GE Sensitive Data from its GE approved physical location or jurisdiction to a different physical location or jurisdiction.

D.6 USBFS must identify and implement risk based data loss prevention controls (e.g. disabling of USB ports, DLP software, URL/Web filtering) to protect GE Sensitive Data.

D.7 Mobile Device storage drives and laptop hard drives used to store or access GE Sensitive Data must be encrypted.

D.8 Upon conclusion or termination of this Agreement, USBFS must provide GE with all copies of GE information and execute a mutually agreed upon data destruction process to eliminate all GE information from USBFS’ system and applications.

Part E: Basic Physical Security

E.1 USBFS facilities must have physically secure perimeters, and external entry points must be suitably protected against unauthorized access. Access to all locations must be limited to Supplier Personnel and authorized visitors. Access must be monitored, recorded and controlled with physical access rights reviewed at minimum annually. Logs detailing access must be stored for a period of one year to the extent permitted by local law.

Part F: Software Development

F.1 USBFS must have a documented software development lifecycle process which includes requirements gathering, system design, integration testing, user acceptance testing, and system acceptance. Information security checkpoints must exist within the lifecycle following industry best practices. All confirmed high/critical vulnerabilities found during testing must be remediated prior to release to production.